UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2008

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	98-0514342
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies	Not Applicable
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 25, 2008, Minera San Cristobal, S.A. (“MSC”), a 65% owned indirect subsidiary of Apex Silver Mines Limited (“Apex Silver”), entered into a third amendment (the “Amendment”) to the Loan Agreement dated August 11, 2008 (the “Loan Agreement”) with SC Minerals Aktiebolag, a subsidiary of Sumitomo Corporation (“SC Minerals”).  SC Minerals is the 35% shareholder of MSC.

Under the terms of the Amendment, SC Minerals has agreed to increase by $25 million the amount available for borrowing by MSC (the “Additional Loan Amount”).  This amount may be used solely to fund MSC’s operating expenses.  The Additional Loan Amount is in addition to the $50 million already borrowed by MSC pursuant to the original terms of the Loan Agreement and the $50 million borrowed by MSC pursuant to the First Amendment to the Loan Agreement and Second Amendment to the Loan Agreement dated October 1 and October 31, 2008, respectively.  The Additional Loan Amount may be borrowed by MSC at any time on or before December 31, 2008.

Except as stated above, the Additional Loan Amount is subject to the same terms and conditions set forth in the Loan Agreement, as disclosed in the Company’s Current Report on Form 8-K dated August 11, 2008.  If the full amount available under the amended Loan Agreement is fully drawn (including the Additional Loan Amount), no payments are made by MSC prior to maturity, and SC Minerals were to convert all amounts payable into MSC shares as of the maturity date, Apex Silver’s indirect ownership interest in MSC would be reduced to approximately 43.2% (approximately 50.4% on conversion of principal only).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The matters described in Item 1.01 of this Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Third Amendment to Loan Agreement by and between SC Minerals Aktiebolag and Minera San Cristobal, S.A. dated November 25, 2008.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2008

Apex Silver Mines Limited

	By:	/s/ Gerald J. Malys
Name: Gerald J. Malys
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Third Amendment to Loan Agreement by and between SC Minerals Aktiebolag and Minera San Cristobal, S.A. dated November 25, 2008.